Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Data

On October 1, 2020, American Superconductor Corporation (“AMSC” or the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Frank J. Steciuk, Paul B. Steciuk and Peter A. Steciuk (together, the “Selling Stockholders”).

Pursuant to the terms of the Stock Purchase Agreement and concurrently with entering into such agreement, AMSC purchased from the Selling Stockholders all of the issued and outstanding (i) shares of capital stock of Northeast Power Systems, Inc. and (ii) membership interests of Northeast Power Realty, LLC. Northeast Power Systems, Inc. became a wholly-owned subsidiary of AMSC and will be operated by their grid business unit. The sale price was $26 million in cash and 873,657 restricted shares of common stock of AMSC. The transaction also includes an earn-out opportunity with the potential for the issuance of up to an additional 1.0 million shares of common stock of AMSC to the Selling Stockholders based on the achievement by Northeast Power Systems, Inc. of certain revenue targets during varying periods of up to four years following the closing.

The unaudited pro forma condensed consolidated financial information contained herein is based on the unaudited financial statements of AMSC for the period ended December 31, 2020, and the historical financial statements of Northeast Power Systems, Inc. and subsidiaries (“NEPSI”), which are filed as Exhibit 99.1 and Exhibit 99.2 for the historical and pro forma financial information required under Regulation S-X with respect to the NEPSI Acquisition in a Current Report on Form 8-K/A filed on December 14, 2020, and has been adjusted to give effect to AMSC’s acquisition of NEPSI, which was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations.

The historical financials of NEPSI were prepared under the standards for private companies and as such do not reflect the adoption of ASC 606, Revenue from Contracts with Customers, which is not effective for private companies until annual periods beginning after December 15, 2020. Management considered that the adoption of ASC 606 by NEPSI would not materially change the financial results used to derive the pro forma condensed consolidated financial information contained herein.

The unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 2020 is presented as if the Acquisition had occurred on April 1, 2019 and is based upon the unaudited condensed consolidated statement of operations of AMSC for the nine months ended December 31, 2020 (as filed with the SEC in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020) and the unaudited condensed consolidated statement of operations of NEPSI for the nine months ended December 31, 2020, which has been derived from its underlying accounting records.

The unaudited pro forma condensed consolidated statements of operations reflect only pro forma adjustments that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the results of the combined company beyond twelve months and have not been adjusted to reflect any operating efficiencies that may be realized by AMSC as a result of the Acquisition. AMSC expects to incur certain charges and expenses related to integrating the operations of AMSC and NEPSI. AMSC is assessing the combined operating structure, business processes, and other assets of these businesses and is developing a combined strategic operating plan. The objective of this plan will be to enhance productivity and efficiency of the combined operations. The unaudited pro forma condensed consolidated statements of operations do not reflect such charges and expenses.

The unaudited pro forma condensed consolidated financial information are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Acquisition had occurred as of the dates indicated. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value and excluding certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial information and the accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of AMSC included in its Annual Report on Form 10-K for the year ended March 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, and the audited consolidated financial statements of NEPSI included in Exhibit 99.1 and the unaudited consolidated financial statements of NEPSI included in Exhibit 99.2 to a Current Report on Form 8-K/A filed with the SEC on December 14, 2020.

AMERICAN SUPERCONDUCTOR CORPORATION

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended December 31, 2020

	Nine Months Ended
	December 31, 2020
	AMSC As Reported	NEPSI As Reported	Pro Forma Adj for Acquisition		Combined Pro Forma
Revenues	$65,961	$12,337	$—		$78,298

Cost of revenues	51,444	8,986	(241	)(a)	60,189

Gross margin	14,517	3,351	241		18,109

Operating expenses:
Research and development	8,248	—	—		8,248
Selling, general and administrative	18,609	2,397	(312	)(b)	20,694
Amortization of acquisition-related intangibles	601	—	842	(c)	1,443
Change in fair value of contingent consideration	2,740	—	—		2,740

Total operating expenses	30,198	2,397	530		33,125

Operating profit/(loss)	(15,681)	954	(289)		(15,016)

Interest income, net	373	5	—		378
Other (expense)/income, net	(920)	341	—		(579)

Income (loss) before income tax expense (benefit)	(16,228)	1,300	(289)		(15,217)

Income tax expense (benefit)	(1,166)	—	1,724	(d)	558

Net income (loss)	$(15,062)	$1,300	$(2,013)		$(15,775)

Net loss per common share
Basic	$(0.65)				$(0.67)

Diluted	$(0.65)				$(0.67)

Weighted average number of common shares outstanding
Basic	23,011		583	(e)	23,594

Diluted	23,011		583		23,594

1. NEPSI ACQUISITION

Pursuant to the Stock Purchase Agreement, the Company acquired all of the issued and outstanding shares of NEPSI, and membership interest in the realty entity, for which the Company paid $26.0 million in cash and issued 873,657 restricted shares of the Company’s common stock. Additionally, the Company may issue to the selling stockholders up to an additional 1,000,000 shares of common stock upon NEPSI’s achievement of specified revenue objectives during varying periods of up to four years following closing of the Acquisition. This contingent consideration is recorded as a derivative liability based on a Monte Carlo simulation to determine fair value at the time of issuance. NEPSI is now a wholly-owned subsidiary of the Company and is operated and reported as a component of its Grid business unit.

The Acquisition completed by the Company during the nine months ended December 31, 2020 has been accounted for under the purchase method of accounting in accordance with ASC 805, Business Combinations. The Company allocated the purchase price to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition. The excess of the purchase price paid by the Company over the estimated fair value of net assets acquired has been recorded as goodwill. As NEPSI was previously a private company, the adoption of Accounting Standards Codification (“ASC 606”) was completed as part of the Acquisition. There were no leases acquired and the Acquisition had no impact to the Company’s reporting under ASC 842.

The total purchase price of approximately $42.4 million includes the fair value of shares of the Company’s common stock issued at closing, cash paid, and contingent consideration as follows (in millions):

Cash payment	$26.0
Issuance of 873,657 shares of Company’s common stock	12.4
Contingent consideration	4.0

Total consideration	42.4

At the Acquisition Date, in addition to the $26.0 million cash, the Company valued the Company’s common stock, using $14.23 per share, which was the closing price on the day that the Company acquired NEPSI, and $4.0 million of contingent consideration for the earnout liability valued as of the Acquisition Date. Acquisition costs of $0.3 million were recorded in selling, general and administrative (“SG&A”) costs for the three and nine months ended December 31, 2020.

The fair value of the contingent consideration was determined using a Monte Carlo model and is accounted for as a derivative liability which is revalued at the fair value determined at each subsequent balance sheet date until the contingencies are resolved and the shares to be issued are determined, with the change in fair value recorded in the current period operating loss or (income).

The following table summarizes the allocation of the purchase price based on the estimated fair values of the assets acquired and liabilities assumed and related deferred income taxes in connection with the Acquisition (in millions):

Net working capital (excluding inventory and deferred revenue)	$0.1
Inventory	4.2
Property, plant and equipment	2.3
Deferred revenue	(2.7)
Deferred tax liability	(1.7)

Net tangible assets/(liabilities)	2.2

Backlog	0.6
Trade names and trademarks	0.6
Customer relationships	6.1

Net identifiable intangible assets/(liabilities)	7.3

Goodwill	32.9

Total purchase consideration	$42.4

Inventory includes a $1.0 million adjustment to step up the inventory balance to fair value consistent with the purchase price allocation. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling cost and a normal profit margin on those manufacturing and selling efforts. The $1.0 million step up adjustment increased cost of revenue in the nine months periods ended December 31, 2020 as the inventory was sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact beyond the first year.

Backlog of $0.6 million was evaluated using the multi period excess earnings method under the income approach. The contracts with customers do not provide for any guarantees to source all future requirements from the Company. The amortization method being utilized is economic consumption estimated over a two year period with the expense being allocated to cost of revenues.

Customer relationships of $6.1 million relates to customers currently under contract and was determined based on a multi period excess earnings method under the income approach. The method of amortization being utilized is the economic consumption over 7 years with the expense being allocated to SG&A.

Trade names and trademarks of $0.6 million were reviewed, using the assumption that the Company would continue to utilize the NEPSI trade name indefinitely. The relief from royalty method was utilized using an 8% royalty rate on revenues with a 13% discount rate over 8 years.

Goodwill represents the value associated with the acquired workforce and expected synergies related to the business combination of the two companies. Goodwill resulting from the Acquisition was assigned to the Company’s Grid segment. Goodwill recognized in the Acquisition is not deductible for tax purposes. This purchase price allocation is preliminary and has not been finalized as the analysis on the assets and liabilities acquired, primarily the tax related liability may require further adjustments to our purchase accounting that could result in a measurement period adjustment that would impact our reported net assets and goodwill as of October 1, 2020. Material changes, if any, to the preliminary allocation summarized above will be reported once the related uncertainties are resolved, but no later than October 1, 2021. The $1.7 million of deferred tax liability is primarily related to inventory step up and intangibles.

2. BASIS OF PRO FORMA PRESENTATION

The unaudited condensed combined pro forma statement of operations for the nine months ended December 31, 2020 was prepared by combining the Company’s historical unaudited statement of operations for the nine months ended December 31, 2020 with NEPSI’s historical unaudited statement of operations for the six months ended September 30, 2020. The unaudited condensed combined pro forma statements of operations for the nine months ended December 31, 2020 give pro forma effect to the Acquisition as if the transaction had occurred on April 1, 2019.

The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Company believes to be reasonable under the circumstances. The pro forma adjustments and certain assumptions are described in the accompanying notes. The allocation of the purchase price is preliminary and may be revised upon the completion of the review of the fair value accounting and tax impacts from acquisitions, which is in progress. The final allocation of purchase price could differ materially from estimated allocated amounts included in these pro forma financial statements. The unaudited condensed combined pro forma financial information presented below does not purport to be indicative of the financial position or results of operations of the Company had such transactions actually been completed as of the assumed dates and for the periods presented, or which may be obtained in the future.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments (including eliminations) are included in the unaudited condensed combined pro forma balance sheet and statements of operations:

(a)	To record amortization expense associated with acquired backlog intangible asset for the nine months ended December 31, 2020 as if the acquisition occurred on April 1, 2019.

(b)	To exclude related expenses for the acquisition transaction costs incurred as of December 31, 2020.

(c)	To record amortization expense associated with acquired customer relationship intangible asset for the nine months ended December 31, 2020 as if the acquisition occurred on April 1, 2019.

(d)

To adjust the proforma impact for the reversal of the Company’s valuation allowance on deferred tax assets as a result of the acquired deferred tax liability because it will not have a continuing impact.

(e)	To reflect an increase in the weighted average shares outstanding for the period after giving effect to the issuance of AMSC common stock in connection with the Acquisition.